UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2013

State Bank Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

000-54056	27-1744232
(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

(404) 475-6599
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of new director

On July 24, 2013, the board of directors of State Bank Financial Corporation (the “Company”) elected Ms. Anne Q. Curry as a member of the Company's board of directors and its Independent Directors Committee, effective immediately. Ms. Curry was also elected to the board directors of our subsidiary bank, State Bank and Trust Company.  Ms. Curry is owner and president of Coxe Curry & Associates, a fundraising consulting firm serving nonprofit organizations in greater Atlanta and throughout Georgia.

There has been no transaction, or proposed transaction, to which we were or are to be a party in which Ms. Curry had or has a direct or indirect material interest required to be disclosed under Item 404(a) of SEC Regulation S-K. Ms. Curry will receive compensation for her service on our board of directors in accordance with our non-employee director compensation package, as described under “Director Compensation” in our definitive proxy statement filed with the SEC on April 12, 2013 pursuant to Section 14(a) of the Securities and Exchange Act of 1934, which description is incorporated herein by reference.

A copy of the press release that we issued on July 25, 2013 announcing the election of Ms. Curry to our board of directors is attached to this Current Report on Form 8-K as Exhibit 99.1.

(e) Grant of restricted stock to named executive officers

On July 24, 2013, the following restricted stock awards were made to our named executive officers in accordance with the terms of the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan (the “Equity Plan”).

Executive Officer	Number of Shares of Restricted Stock
Joseph W. Evans	12,500
Kim M. Childers	10,938
Stephen W. Doughty	10,938
J. Daniel Speight, Jr.	10,938
Thomas L. Callicutt, Jr.	6,000

The Independent Directors Committee, in its role as compensation committee of our board of directors, approved the awards of restricted stock to each of our named executive officers.  The awards cliff vest after five years.  The vesting of the restricted stock accelerates upon a change in control, death, permanent disability, or retirement. A copy of the Equity Plan is filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the SEC on August 15, 2011. The form of restricted stock agreement for Messrs. Evans, Childers, Doughty and Speight is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on September 21, 2012.  A copy of Mr. Callicutt's form of restricted stock agreement is filed as Exhibit 10.1 hereto.

Adoption of Annual Cash Incentive Plan

On July 24, 2013, the Independent Directors Committee, in its role as compensation committee of our board of directors, approved the 2013 Executive Officer Annual Cash Incentive Plan (the “Incentive Plan”). The Incentive Plan is essentially identical to the annual cash incentive plan adopted by the Independent Directors Committee in 2012, which was described in our definitive proxy statement filed with the SEC on April 12, 2013. Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the Independent Directors Committee (in consultation with our chief executive officer) will select key performance objectives from the following items, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the objectives:

•	various measures of earnings;

•	rates of return (including returns on assets, equity and market returns);

•	balance sheet growth (e.g. loans, deposits, etc.);

•	efficient management of assets, liabilities and expenses;

•	asset and credit quality;

•	regulatory relations and compliance;

•	key balance sheet and income statement ratios;

•	market share and growth in served markets; and

•	collection, recovery, charge-off and bankruptcy activity.

The Independent Directors Committee may also consider more subjective performance objectives, such as customer satisfaction, employee management and development, adherence to policies and procedures and the maintenance of high ethical standards. Each year, the Independent Directors Committee (with input from executive management) will also establish a threshold performance level, target performance level and weight (stated as a percentage) for each selected performance objective. A positive weight would indicate the maximum percentage of the incentive that could be earned for achieving the objective, while the assignment of a negative weight would allow the Independent Directors Committee to deduct a portion of the incentive for substandard results.

Under the Incentive Plan, an executive officer must be an employee of the Company on the day the cash incentive is paid to be eligible, unless his employment is terminated as a result of his death, retirement (with approval of the board) or disability. The Incentive Plan is administered by the Independent Directors Committee, which has plenary authority to designate participants, determine potential awards, objectives, weights, targets and thresholds under the plan, to interpret the plan and to amend, rescind or terminate the plan. In addition, the Incentive Plan includes clawback provisions requiring repayment of any award to the extent any payment made is later determined to have been based on financial results that are subsequently the subject of restatement to correct an accounting error due to material noncompliance with any financial reporting requirement, if such restatement is identified within three years after the date of the first public issuance or filings of the financial results subsequently restated, and a lower payment or award would have been made based on the restated financial results. A copy of the Incentive Plan is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Exhibit

10.1	Form of Restricted Stock Agreement of Thomas L. Callicutt, Jr.
10.2	Executive Officer Annual Cash Incentive Plan
99.1	Press Release issued by State Bank Financial Corporation on July 25, 2013 regarding the election of Ms. Ann Curry to its board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE BANK FINANCIAL CORPORATION

Dated: July 29, 2013	By:	/s/ Thomas L. Callicutt, Jr.
Thomas L. Callicutt, Jr.
Chief Financial Officer